                                                                      EXHIBIT 99


ReliaStar Reports First Half 2000 Results
Merger with ING on Track to Close in Early September

August 7, 2000

MINNEAPOLIS - ReliaStar Financial Corp. (NYSE: RLR) announced today that for the first six months of 2000, operating income per common share on a diluted basis before merger-related expenses was $1.53, compared with $1.50 in the same period last year. Operating income for the first half of 2000 excluding $7.6 million (after-tax) in merger-related expenses was $139.1 million, compared with $134.6 million during the same period in 1999.

Net income per common share on a diluted basis was $1.47 during the first six months of 2000, compared with $1.52 in the same period last year. Total net income in the first half was $133.4 million, compared with $136.1 million in the first half of 1999.

"In the first half of 2000, we have continued to achieve the strong sales growth that characterizes the real strength of ReliaStar's franchise," said John G. Turner, chairman and CEO, "although operating results were affected by less favorable claims experience and increased annuity lapse rates." Turner added, "With the upcoming combination of ReliaStar and ING, we look forward to further fueling our sales growth engine and realizing the full earnings potential of our businesses." The acquisition of ReliaStar will double ING's U.S. operations to approximately $75 billion of assets under management, and place it among the top 10 U.S. providers of term life, fixed and variable annuities, and universal and variable universal life.

Second Quarter Results
Operating income per common share on a diluted basis before merger-related expenses was $0.72 in the second quarter, compared with $0.81 in the same period last year. Operating income excluding after-tax merger-related expenses of $7.6 million ($0.09 per diluted share) totaled $65.5 million in the second quarter, compared with $71.8 million in the second quarter of 1999.

Net income per common share on a diluted basis was $0.65 in the second quarter, compared with $0.81 in the same period last year. Total net income in the second quarter was $59.3 million, compared with $71.7 million in the second quarter of 1999.

Revenue Measures
Total statutory premiums and deposits and fee revenues for the first half of 2000 were $2.3 billion, an increase of 14 percent from the first half of 1999. For the second quarter of 2000, statutory premiums and deposits and fee revenues totaled $1.2 billion, an increase of 8 percent from the second quarter of 1999.

Operations
For the first half of 2000, total insurance product sales climbed to $1.1 billion, an increase of 13 percent from the first half of 1999. Total insurance product sales for the second quarter were $549 million, an increase of 14 percent from $483 million in the same period last year. "In the second quarter, we had especially strong sales growth in our individual fixed and variable annuities, individual life insurance, 401(k) plans, and group product lines," said Bob Salipante, president and COO. "With the addition of Pilgrim mutual funds late last year, we are supplementing this strong growth in insurance product sales with a tremendous increase in mutual fund sales." Mutual fund sales in the second quarter of 2000 totaled $1.3 billion, up over 300 percent from the same period last year. Salipante added, "the work we've done over the past two years in the areas of product development, recruiting and distribution support, as well as our efforts to foster cross-selling among our various distribution channels, has really paid off--enabling us to achieve this consistent sales growth across most of our business lines."

Cross-selling results for the first six months of 2000 totaled $578.0 million, up 112 percent from $272.2 million in the first half of 1999. During the second quarter of 2000, cross-selling efforts generated $310.5 million in enterprise sales, up 111 percent from $147.4 million in the second quarter of 1999, reflecting strong cross-unit sales by both ReliaStar's employee benefits sales force and the personal producing general agent (PPGA) channel.

The ReliaStar Life and Annuity (RLA) segment, which is focused on sales of individual life insurance and annuities primarily through personal producing general agents and brokerage general agents, reported first half sales totaling $625.9 million, an increase of 27 percent from the first half of 1999. For the second quarter of 2000, RLA sales totaled $323.0 million, up 24 percent from the same period last year. Sales of individual life insurance were up 31 percent for the first half and 30 percent for the second quarter of 2000, compared with the same periods last year. RLA segment operating income for the first half of 2000 totaled $96.8 million, up 5 percent from $92.2 million in the first half of 1999. Operating income for RLA totaled $48.7 million for the second quarter, up 3 percent from $47.1 million in the second quarter of 1999. The earnings benefits of higher sales levels in the current period were partially offset by the effects of increased annuity lapses.

The Worksite Financial Services (WFS) segment, which specializes in the sales of group life and disability insurance, 401(k) plans and voluntary life insurance products at the worksite, had sales totaling $433.7 million for the first six months of 2000, an increase of 24 percent over $350.4 million in the same period of 1999. During the second quarter of 2000, sales reached $201.1 million, an increase of 39 percent over the $144.2 million in the second quarter of 1999. WFS operating income in the first half of 2000 was $29.1 million, compared with $31.2 million in the first six months of 1999. Operating income for the segment was $13.5 million in the second quarter, compared with $16.3 million in the same period a year ago. Claims experience in the group life and health lines was less favorable in the second quarter of 2000 than in the same period of 1999.

                                       2
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In the Reinsurance segment, sales for the first half of 2000 were $74.7 million, compared with $158.8 million in the first six months of 1999. This decrease is consistent with our expectations. For the second quarter of 2000, reinsurance sales totaled $24.8 million, down from $77.4 million in the second quarter of 1999. The current environment is difficult for business lines affected by medical costs and ReliaStar has chosen to maintain a high level of underwriting discipline on both new and renewing business. Additionally, ReliaStar terminated its relationships with two managing general underwriters in the third quarter of 1999. For the first half of 2000, operating income was $9.7 million, down from $19.5 million in the first half of 1999. Operating income in the Reinsurance segment was $2.7 million for the second quarter, compared with $12.8 million in the same period last year. Results in 2000 reflect lower premium volumes across reinsurance lines of business and adverse claims experience.

The Pilgrim mutual fund segment had first half sales of $3.6 billion, compared with $524 million in mutual fund sales in the same period a year ago. For the second quarter of 2000, Pilgrim mutual fund sales totaled $1.3 billion, up from mutual fund sales of $313 million in the same period last year. For the first half of 2000, mutual fund operating income reached $14.4 million, compared with $3.1 million in the first half of last year. Operating income for the mutual fund segment totaled $7.8 million in the second quarter, compared with $1.4 million in the second quarter of 1999. Mutual fund segment results in 1999 do not include the results of Pilgrim, which was acquired in the fourth quarter of 1999. Assets under management for this segment totaled $16.8 billion at June 30, 2000, up from $4.4 billion at June 30, 1999. On July 26, 2000, ReliaStar completed the acquisition of Lexington Global Asset Managers, which was announced on February 29, 2000. Lexington brings $3.4 billion in assets under management, a complementary portfolio of 13 mutual funds and strong international equity fund management expertise to the Pilgrim mutual fund operation.

As of June 30, 2000, ReliaStar had $38.3 billion in total assets under management, compared with $24 billion as of June 30, 1999. ReliaStar had 90.2 million common shares outstanding as of June 30, 2000, compared with 86.5 million shares at June 30, 1999. Weighted average common shares outstanding, on a diluted basis, totaled 91.4 million during the second quarter of 2000 and 89.0 million during the second quarter of 1999.

Other Developments

ING and ReliaStar to Merge
On May 1, 2000, ING Group and ReliaStar announced that they had reached a definitive agreement whereby ING will acquire ReliaStar in a cash exchange of $54 per common share for a total purchase price of approximately $5.1 billion, plus the assumption of approximately $1 billion in debt. The Company believes that the merger with ING will occur on or about September 1, 2000. ReliaStar's shareholders approved the transaction on July 27, 2000. All the required regulatory filings have been made and, based upon ReliaStar's discussions with those regulators, the Company has no reason to believe that there are any impediments to timely approvals.

Leaders from ING Americas region and ReliaStar have been working closely together since early June to develop detailed plans for integrating the two organizations. Integration teams with participation by representatives from each of ReliaStar and ING are charged to capture best practices for each business or functional area. The ING-ReliaStar integration is driven by the desire to build the optimum organization for achieving a leadership position within the financial services industry. "Clearly, the successful integration of our two companies is a key step on the path to industry leadership for ING," said Turner, who is leading the integration effort as chairman of the Integration Steering Committee. "So our objectives around the integration process itself include putting together an implementation plan that will allow us to meet strategic and financial goals. We will execute that plan in such a way that we maintain strong relationships with distributors and customers, and minimize any negative impact on our associates and communities." ReliaStar managers will play key roles in the new ING Americas operation. Turner will become a member of ING's Executive Committee for the Americas and vice chairman of the ING U.S. Holdings board, and general manager and CEO for ING's Mutual Funds business in the Americas. Salipante will become general manager and CEO for ING's U.S. Retail Financial Services segment. Wayne Huneke, ReliaStar senior executive vice president, will become chief administrative officer for ING U.S. Retail Financial Services.

On July 20, 2000, ING Group announced that it had reached an agreement to purchase the financial services and international business segments of Aetna. The transaction is expected to close by year-end. The combination of ING's life insurance and annuity position, ReliaStar's life insurance, mutual fund and worksite businesses and Aetna's asset management, annuities and retirement plan businesses will result in greater scale, a broader product portfolio and enhanced revenue-generating synergies, such as significant additional cross-selling opportunities.

Litigation Dismissed
On July 19, 2000, the New York Supreme Court dismissed a case brought by American International Group against ReliaStar and Unicover Managers (now operating as Cragwood) over disputed contracts involving workers' compensation insurance. The decision by the New York Court was consistent with management's assessment of ReliaStar's exposure in this litigation.

ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products and personal finance education. Based on revenues, ReliaStar Financial Corp. is the 8th largest publicly held life insurance holding company in the United States and has $38.3 billion in assets under management and life insurance in force of $378.4 billion.

Certain Forward-Looking Information
This report and earlier filings contain forward-looking information, including information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" which discuss earnings guidance, known trends

                                       4
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and uncertainties, interest, reinsurance claims experience, withdrawal and surrender activity, direction of new investment cash flow, impacts of changes in interest rates on the Insurers' investment portfolio and strategies to mitigate such effects. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward- looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ReliaStar identifies the following important factors that could cause ReliaStar's actual results to differ materially from any results that might be projected by ReliaStar in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of the Company. Accordingly, although ReliaStar believes that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that those assumptions will approximate actual experience.

The important factors include the following:
o General economic conditions, including prevailing interest rates and the performance of the stock market which may affect the Company's ability to sell its products;
o    The market value of the Company's investments;
o The lapse rate and profitability of the insurance policies issued by ReliaStar;
o Mortality and morbidity factors in ReliaStar's insurance business (including the effect of the Company's reinsurance and retrocession risk management programs);
o Changes in federal tax laws, which could adversely affect the tax advantages of certain of the Company's products;
o Legislative or regulatory changes affecting financial institutions, including those affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products;
o    Industry consolidation and competition; and
o    Retention of key employees.

You should also consider other risks and uncertainties discussed in documents filed by ReliaStar with the Securities and Exchange Commission. ReliaStar has no obligation to update forward-looking information.


ReliaStar Media Contact:
Ruth Weber Kelley, (612) 372-5628

ReliaStar Investor Contact:
Karin G. Van Vleet, (612) 342-3979

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                           ReliaStar Financial Corp.
                        Financial Highlights (Unaudited)
                      (In Millions, Except Per Share Data)

================================================================================

                                                   Three Months
                                                   Ended June 30
                                                 2000         1999
                                             ------------ ------------
Premium Revenues                                  $322.4       $293.5
Total Revenues                                     832.4        735.8

Operating Income                                   $57.9        $71.8
Net Realized Investment
  Gains (Losses) (After-Tax)                         1.4         (0.1)
                                             ------------ ------------

  Net Income                                       $59.3        $71.7
                                             ============ ============
Per Common Share:

Basic:
  Operating Income                                 $0.64        $0.82
  Net Realized Investment
    Gains (Losses) (After-Tax)                      0.02         0.00
                                             ------------ ------------
   Net Income                                      $0.66        $0.82
                                             ============ ============
Diluted:
  Operating Income                                 $0.63        $0.81
  Net Realized Investment
    Gains (Losses) (After-Tax)                      0.02         0.00
                                             ------------ ------------
   Net Income                                      $0.65        $0.81
                                             ============ ============
 Weighted Average Common Shares:
   Basic                                            89.9         87.9
   Diluted                                          91.4         89.0

================================================================================

Revenue Measures
  Statutory Premiums and Deposits (Statutory
   Accounting Basis)
    ReliaStar Life and Annuities Segment
       Life                                       $203.1       $192.3
       Annuities                                   381.0        327.8
                                             ------------ ------------
         Total                                     584.1        520.1
    Worksite Financial Services Segment            360.2        404.7

    Reinsurance Segment                            122.5        100.6
                                             ------------ ------------
      Total Statutory Premiums and Deposits      1,066.8      1,025.4
  Fee Revenues (GAAP Accounting Basis)             109.6         60.6
                                             ------------ ------------
      Total Statutory Premiums and Deposits
       and Fee Revenues                         $1,176.4     $1,086.0
                                             ============ ============
  Assets Under Management (End of Period)
    Invested Assets                            $14,868.0    $14,500.3
    Managed Assets                              23,392.2      9,486.4
                                             ------------ ------------
      Total Assets Under Management            $38,260.2    $23,986.7
                                             ============ ============

================================================================================

Notes:
Premium revenues are determined in accordance with generally accepted accounting principles and do not recognize premiums and deposits received on interest sensitive products.

Invested assets exclude unrealized investment gains and losses recorded in accordance with SFAS No. 115. The amounts excluded were an unrealized loss of $324.8 million at June 30, 2000, and an unrealized gain of $81.2 million at June 30, 1999.

Certain prior period financial data has been restated to conform to current period presentation.

================================================================================

                           ReliaStar Financial Corp.
                        Financial Highlights (Unaudited)
                      (In Millions, Except Per Share Data)


================================================================================

                                                    Six Months
                                                   Ended June 30
                                                 2000         1999
                                             ------------ ------------
Premium Revenues                                  $624.3       $579.6
Total Revenues                                   1,633.0      1,454.6

Operating Income                                  $131.5       $134.6
Net Realized Investment
  Gains (Losses) (After-Tax)                         1.9          1.5
                                             ------------ ------------
  Net Income                                      $133.4       $136.1
                                             ============ ============
Per Common Share:

Basic:

  Operating Income                                 $1.47        $1.52
  Net Realized Investment
    Gains (Losses) (After-Tax)                      0.02         0.02
                                             ------------ ------------
   Net Income                                      $1.49        $1.54
                                             ============ ============
Diluted:

  Operating Income                                 $1.45        $1.50
  Net Realized Investment
    Gains (Losses) (After-Tax)                      0.02         0.02
                                             ------------ ------------
   Net Income                                      $1.47        $1.52
                                             ============ ============
 Weighted Average Common Shares:
   Basic                                            89.6         88.4
   Diluted                                          90.8         89.6

================================================================================

Revenue Measures
  Statutory Premiums and Deposits (Statutory
   Accounting Basis)
    ReliaStar Life and Annuities Segment
       Life                                       $405.8       $373.6
       Annuities                                   732.1        615.3
                                             ------------ ------------
         Total                                   1,137.9        988.9
    Worksite Financial Services Segment            768.0        745.3
    Reinsurance Segment                            219.9        208.1
                                             ------------ ------------
      Total Statutory Premiums and Deposits      2,125.8      1,942.3
  Fee Revenues (GAAP Accounting Basis)             217.8        118.5
                                             ------------ ------------
      Total Statutory Premiums and Deposits
       and Fee Revenues                         $2,343.6     $2,060.8
                                             ============ ============
  Assets Under Management (End of Period)
    Invested Assets                            $14,868.0    $14,500.3
    Managed Assets                              23,392.2      9,486.4
                                             ------------ ------------
      Total Assets Under Management            $38,260.2    $23,986.7
                                             ============ ============

================================================================================

Notes:
Premium revenues are determined in accordance with generally accepted accounting principles and do not recognize premiums and deposits received on interest sensitive products.

Invested assets exclude unrealized investment gains and losses recorded in accordance with SFAS No. 115. The amounts excluded were an unrealized loss of $324.8 million at June 30, 2000, and an unrealized gain of $81.2 million at June 30, 1999.

Certain prior period financial data has been restated to conform to current period presentation.


================================================================================